Exhibit 16.1

中正達會計師事務所

Centurion ZD CPA & Co.

Certified Public Accountants (Practising)

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong

香港紅磡德豐街22號海濱廣場二期13樓1304室

Tel : (852) 2126 2388 Fax: (852) 2122 9078

August 5, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street Northeast

Washington, DC 20549

Commissioners:

We have read the statements made by Wave Sync Corp. (the “Company”) relating to the change in the Company’s certifying accountants to be furnished on Form 8-K to the Securities and Exchange Commission. We agree with the statements concerning our firm therein. We are not in a position to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.